Exhibit 21-3

PECO ENERGY COMPANY SUBSIDIARY LISTING

Affiliates	Trade Name	Jurisdiction or Formation
Adwin Realty Company		Pennsylvania
ATNP Finance Company		Delaware
ExTel Corporation, LLC		Delaware
Horizon Energy Company		Pennsylvania
PEC Financial Services, LLC		Pennsylvania
PECO Energy Capital Corp		Delaware
PECO Energy Capital, LP		Delaware
PECO Energy Capital Trust III		Delaware
PECO Energy Capital Trust IV		Delaware
PECO Energy Capital Trust V		Delaware
PECO Energy Capital Trust VI		Delaware
PECO Energy Transition Trust		Delaware